Exhibit 10.57

MOTOROLA MANAGEMENT DEFERRED COMPENSATION PLAN

AS AMENDED AND RESTATED EFFECTIVE AS OF DECEMBER 1, 2010

1. PLAN NAME AND DEFINITIONS

1.1 Plan Name.

This plan is the Motorola Management Deferred Compensation Plan, as Amended and Restated Effective as of December 1, 2010 (“the Plan”). Effective January 4, 2011, the name of the Plan shall be the Motorola Solutions Management Deferred Compensation Plan.

1.2 Definitions.

(a) “Additional Compensation” shall mean bonuses and all other cash compensation designated by the Administrative Committee as Deferrable Compensation.

(b) “Administrative Committee” shall mean the committee appointed by the Compensation and Leadership Committee of the Board to administer the Plan.

(c) “Base Salary” shall mean a Participant’s annual base salary, excluding bonuses, commissions, incentives and all other remunerations for services rendered to Company and prior to reduction for any salary contributions to a plan established pursuant to Section 125 of the Code or qualified pursuant to Section 401(k) of the Code.

(d) “Beneficiary” or “Beneficiaries” shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Administrative Committee to receive the benefits specified hereunder in the event of the Participant’s death. No beneficiary designation shall become effective until it is filed with the Administrative Committee. Any designation shall be revocable at any time through a written instrument filed by the Participant with the Administrative Committee with or without the consent of the previous Beneficiary. No designation of a Beneficiary other than the Participant’s spouse shall be valid unless consented to in writing by such spouse. If there is no such designation, or if there is no surviving designated

Beneficiary, then the Participant’s surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant’s estate (which shall include either the Participant’s probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Participant’s estate duly appointed and acting in that capacity within 90 days after the Participant’s death (or such extended period as the Administrative Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant’s death), then Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Administrative Committee that they are legally entitled to receive the benefits specified hereunder. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead shall be paid (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (c) if no parent of that person is then living, to a custodian selected by the Administrative Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Administrative Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor. Payment by the Company pursuant to any unrevoked Beneficiary designation or to the Participant’s estate if no such designation exists, of all benefits owed hereunder shall terminate any and all liability of the Company.

(e) “Board of Directors” or “Board” shall mean the Board of Directors of Motorola.

(f) “Board Fees” shall mean any fees paid to a Board member in connection with his service on the Board.

(g) “Change in Control” means a Change in Control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act whether or not Motorola is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if (a) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Motorola representing 20% or more of the combined voting power of Motorola’s then outstanding securities (other than Motorola or any employee benefit plan of Motorola; and, for purposes of the Plan, no Change in Control shall be deemed to have occurred as a result of the “beneficial ownership,” or changes therein, of Motorola’s securities by either of the foregoing), (b) there shall be consummated (i) any consolidation or merger of Motorola in which Motorola is not the surviving or continuing corporation or pursuant to which shares of common stock would be converted into or exchanged for cash, securities or other property, other than a merger of Motorola in which the holders of common stock immediately prior to the merger have, directly or indirectly, at least a 65% ownership interest in the outstanding common stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Motorola other than any such transaction with entities in which the holders of Motorola Common Stock, directly or indirectly, have at least a 65% ownership interest, (c) the stockholders of Motorola approve any plan or proposal for the liquidation or dissolution of Motorola, or (d) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board), contested election or substantial stock accumulation (a “Control Transaction”), the members of the Board immediately prior to the first public announcement relating to such Control Transaction shall thereafter cease to constitute a majority of the Board.

(h) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(i) “Company” shall mean Motorola, Inc. and any Subsidiary designated by the Administrative Committee. Effective January 4, 2011, “Company” shall mean Motorola Solutions, Inc. and any Subsidiary designated by the Administrative Committee.

(j) “Compensation” shall be Base Salary and Additional Compensation.

(k) “Deferral Account” shall mean the bookkeeping account or accounts maintained by the Administrative Committee pursuant to Section 3.1 for each Participant pursuant to Section 3.1 that are credited with amounts equal to (1) the Participant’s Deferred Compensation and (2) earnings and losses under Section 2.2.

(l) “Deferrable Compensation” shall mean the Compensation and Board Fees designated by the Administrative Committee as eligible to be deferred in any Plan Year pursuant to Section 2.1(a).

(m) “Deferral Form” shall mean the form or forms required to be completed and delivered to the Administrative Committee or its designee for participation in the Plan for a Plan Year.

(n) “Deferred Compensation” shall mean the Compensation or Director Fees actually deferred by a Participant on the Deferral Form for a Plan Year.

(o) “Director” shall mean a member of the Board.

(p) “Disability” shall mean either (A) the Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (B) the Participant’s receipt, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months, of income replacement benefits for a period of not less than 3 months under the Motorola Disability Income Plan, as amended, or any other accident and health plan covering employees of the Company.

(q) “Eligible Employee” shall be an employee selected by the Administrative Committee for participation in the Plan.

(r) “Fund” or “Funds” shall mean one or more of the investment funds selected by the Administrative Committee.

(s) “Hardship” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant or of his or her Dependent (as defined in Section 152(a) of the Code), loss of a Participant’s property due to casualty, or other similar or extraordinary and unforseeable circumstance arising as a result of events beyond the control of the Participant. The circumstances that would constitute an unforseeable emergency will depend upon the facts of each case, but, in any event, a Hardship Distribution may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent the liquidation of assets would not itself cause a severe financial hardship, or (iii) by cessation of deferrals under this Plan.

(t) “In-Service Withdrawal Date” shall mean the distribution date elected on the Deferral Form by the Participant for withdrawal of Deferred Compensation for a specific Plan Year while still employed or in service of the Company, and earnings and losses attributable thereto.

(u) “Motorola” shall mean Motorola, Inc., a Delaware corporation. Effective January 4, 2011, “Motorola” shall mean Motorola Solutions, Inc.

(v) “Participant” shall mean any Eligible Employee and any member of the Board who becomes a Participant in this Plan by completing the Deferral Form.

(w) “Plan” shall be the Motorola Management Deferred Compensation Plan, as amended. Effective January 4, 2011, “Plan” shall be the Motorola Solutions Management Deferred Compensation Plan.

(x) “Plan Year” shall be January 1 to December 31.

(y) “Regular Enrollment Period” shall mean the period designated by the Administrative Committee for enrollment for a Plan Year.

(z) “Separation from Service” shall mean “separation from service” as defined in Treasury Regulation § 1.409A-1(h) without reference to any permissible alternative definition of separation from service under such Section.

(aa) “Subsidiary” shall mean an entity of which Motorola owns directly or indirectly at least 50% and which is consolidated for financial reporting purposes.

(bb) “Trust” shall mean the Motorola Management Deferred Compensation Plan Trust. Effective January 4, 2011, “Trust” shall mean the Motorola Solutions Management Deferred Compensation Plan Trust.

(cc) “Trustee” shall mean the trustee of the Trust.

(dd) “Withdrawal Date” shall have the meaning set forth in Section 4.1.

2. DEFERRAL ELECTIONS

2.1 Elections to Defer Compensation.

(a) Deferrals. To the extent authorized by the Administrative Committee, a Participant may elect to defer for a Plan Year the following:

(i) in the case of employees of the Company, taxable Compensation earned in a Plan Year and payable to a Participant by the Company; and

(ii) in the case of Directors, Board Fees payable by the Company and earned in a Plan Year;

provided, however, that a Participant who is an employee of the Company may defer in any calendar year only that portion of the Participant’s Deferrable Compensation that exceeds the amount necessary to satisfy Social Security Tax (including Medicare), income tax and employee benefit plan withholding requirements as determined in the sole and absolute discretion of the Administrative Committee. The Deferral Form will set forth what the Administrative Committee has authorized as Deferrable Compensation.

(b) Election and Duration of Compensation Deferral Election. Each Eligible Employee and Director may elect to defer Deferrable Compensation for a Plan Year in the time period set by the Administrative Committee. Each Eligible Employee and Director

must complete a new Deferral Form for each Plan Year. All elections to defer must be filed during the Regular Enrollment Period for the applicable Plan Year which election shall be effective on the first day of the next following Plan Year. In the case of an individual who becomes an Eligible Employee or a new Director after the start of a Regular Enrollment Period, such Eligible Employee or Director shall have 30 days from the date he or she has become an Eligible Employee or Director to make an election to defer Deferrable Compensation. Such election shall be for the remainder of the Plan Year. All elections for a Plan Year are irrevocable.

2.2 Investment Election.

(a) Each Participant shall designate, on the Deferral Form or other form provided by the Administrative Committee, the Funds in which the Participant’s Deferral Account will be deemed to be invested for purposes of determining the amount of earnings or losses to be credited or debited to that Deferral Account. In making the designation, the Participant may specify that all or any portion of his Deferral Account be deemed to be invested in one or more Funds listed on the Deferral Form in the manner set forth on the Deferral Form. A Participant may change investment designations by filing a new form with the Administrative Committee by a date specified by the Administrative Committee. If a Participant fails to designate a Fund for all or a portion of the Participant’s Deferral Account, he or she shall be deemed to have elected the Money Market type of investment fund.

(b) The Administrative Committee may select from time to time, in its sole and absolute discretion, new commercially available investments to replace then existing Funds. Once the Administrative Committee has provided Participants with information on the replacement Funds, a Participant must re-designate his Funds in accordance with procedures established by the Administrative Committee at the time of re-designation. If a Participant fails to re-designate a Fund for all or a portion of the Participant’s Deferral Account, he or she shall be deemed to have elected the Money Market type of investment fund.

(c) Although the Participant may designate the Funds to be used to determine the amount of earnings or losses with respect to the Participant’s Deferral Account, the Administrative Committee shall not be bound to invest any amounts in a Participant’s Deferral

Account in the designated Funds. The Funds are to be used only for purposes of crediting or debiting the Deferral Account with deemed earning or losses thereon, and such crediting or debiting shall not be considered or construed in any manner as an actual investment in any such fund.

3. DEFERRAL ACCOUNTS AND TRUST FUNDING

3.1 Deferral Accounts.

Each Plan Year, the Administrative Committee shall establish and maintain a separate Deferral Account for each Participant. The Administrative Committee may establish more than one Deferral Account for each Participant for each Plan Year for different types of income deferred. Each Participant’s Deferral Account may be further divided into separate subaccounts (“investment fund subaccounts”), each of which corresponds to a Fund elected by the Participant. A Participant’s Deferral Account shall be credited as follows:

(a) On the fifth business day after amounts are withheld and deferred from a Participant’s Deferrable Compensation, the investment fund subaccounts of the Participant’s Deferral Account shall be credited with an amount equal to the portion of Deferred Compensation deferred and deemed to be invested in a certain Fund in accordance with the designation.

(b) At the end of each business day, each investment fund subaccount of a Participant’s Deferral Account shall be credited with earnings or losses in an amount equal to the earnings or losses that would have resulted if the balance then credited to such investment fund subaccount had been invested in the investment fund designated by the Participant in accordance with Section 2.2.

(c) A Participant’s Deferral Account will be valued in accordance with the following:

(i) on Separation from Service, excluding Separation from Service as a result of death:

(A) lump sum distribution- on the last day of the quarter immediately preceding the quarter in which payment is scheduled;

(B) installment distribution- on the last day of the quarter immediately preceding the quarter in which the first installment is scheduled with respect to the first installment and any installments that are made through December 31 next following the date on which the first installment is made, and, with respect to the remaining installments, on September 30 of each calendar year beginning with the September 30th next following the date on which the first installment is made. Such subsequent valuation will apply to installments commencing with the January installment following the valuation;

(ii) scheduled in-service withdrawal- on the last day of the quarter immediately preceding the quarter in which payment is scheduled;

(iii) hardship distribution- upon completion of the Administrative Committee’s processing of the request;

(iv) on death- on the earlier of the last day of the quarter in which the Participant’s death occurs, or the ninetieth day following the date on which such death occurs; and

(v) on Change in Control- on the date immediately preceding the date of distribution on account of Change in Control.

(d) In the event that a Participant elects for any portion of a given Plan Year’s Deferred Compensation to have an In-Service Withdrawal Date, all such amounts shall be accounted for in a manner which allows separate accounting for that portion of Deferred Compensation and earnings and losses associated with such Plan Year’s Deferred Compensation.

3.2 Trust Funding.

The Company has created a Trust with the Trustee. The Company shall cause the Trust to be funded each year with an amount equal to the amount deferred by each Participant, provided, however, the Company shall not be under any obligation to transfer any amount to the Trust if, pursuant to Section 409A(b)(3)(A) of the Code, such amount would be treated as property transferred in connection with the performance of services for purposes of Section 83 of the Code.

Although the principal of the Trust and any earnings thereon shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of Participants and Beneficiaries as set forth therein, neither the Participants nor their Beneficiaries shall have any preferred claim on, or any beneficial ownership in, any assets of the Trust prior to the time such assets are paid to the Participants or Beneficiaries as benefits and all rights created under this Plan and the Trust shall be unsecured contractual rights of Participants and Beneficiaries against the Company. Any assets held in the Trust will be subject to the claims of the Company’s general creditors under federal and state law in the event of insolvency as defined in Section Six of the Trust.

Except as specifically provided in the Trust, the assets of the Plan and Trust shall never inure to the benefit of the Company and the same shall be held for the exclusive purpose of providing benefits to Participants and their Beneficiaries.

4. DISTRIBUTIONS

4.1 Distribution of Deferred Compensation per the Deferral Form Elections. A Participant must elect the timing of the distribution of distributable amounts from his Deferral Account on the Deferral Form (“Withdrawal Dates”). If a Participant fails to designate Withdrawal Dates, the Participant will be deemed to have elected payment solely in a lump sum on the six month anniversary of the date of the Participant’s Separation from Service. Participants may elect an In-Service Withdrawal Date and/or Withdrawal Dates following Separation from Service. All distributions will be cash payments. Notwithstanding any elected Withdrawal Dates, distributions under this Section 4.1 are subject to Section 4.2 below, including the requirement that no Withdrawal Date triggered by a Participant’s Separation from Service may occur prior to the six month anniversary of such Separation from Service.

(a) Distribution with an In-Service Withdrawal Date. In the case of a Participant who has elected an In-Service Withdrawal Date (a distribution while still employed or in the service of the Company), such Participant shall receive his Distributable Amount as designated on his Deferral Form; provided that no payment may be made earlier than two years from the last day of the Plan Year for which the deferral was made; provided, further that, if a Participant has an aggregate balance in all of his Deferral Accounts under the Plan of less than $50,000 at the time of the In-Service Withdrawal Date, the distribution will be in the form of a single lump-sum payment.

(b) Distribution with a Withdrawal Date following Separation from Service. In the case of a Participant who has elected a Withdrawal Date following Separation from Service, such Participant shall receive his distributable amount as designated on his Deferral Form; provided, however, if a Participant has an aggregate balance in all of his Deferral Accounts under the Plan of less than $50,000 the distribution will be in the form of a single lump-sum payment on the tenth business day of the first calendar quarter commencing after the Participant’s Separation from Service, subject to the six-month payment delay described in the first paragraph of Section 4.2; and provided further, notwithstanding the foregoing, with respect to a Participant who has commenced payment under an election of an In-Service Withdrawal Date, in no event will payment following Separation from Service result in payment of all or any portion of the Participant’s Distributable Amount later than as designated in such Participant’s Deferral Form for such In-Service Withdrawal Date.

(c) Revising a Withdrawal Date. A Participant may extend a Withdrawal Date with respect to any Plan Year’s Deferral Account, provided such change is filed with the Administrative Committee at least 12 months prior to the date payment is otherwise due to be made and the first payment to which the Participant’s election applies must be deferred for a period of at least five years from the date such payment would otherwise be made.

(d) Section 162(m) Matters. Notwithstanding anything to the contrary in this Plan whether express or implied, the Administrative Committee shall defer payment of all or any portion of the distributable amount otherwise payable hereunder to any Participant who is considered a “covered employee” to the extent any such payment would not be deductible by the Company by reason of Section 162(m) of the Code. For these purposes, the term “covered employee” shall mean the Chief Executive Officer and such other officers of the Company as determined for purposes of Code Section 162(m) and the regulations thereunder. In the event of a deferral of payment by reason of this Section 4.1(d), any such deferred amounts shall be paid to the Participant at the earliest date or dates such amounts can be paid without creating or increasing a limitation on deductibility of compensation under Code Section 162(m). Any amounts deferred under this Section 4.1(d) shall remain credited to the Participant’s Deferral Account and shall be subject to all of the terms and conditions of this Plan until paid to the Participant.

4.2 Events Impacting Distribution of Deferred Compensation. Notwithstanding any previously selected Withdrawal Dates, the following events may alter the timing of the Distribution from a Participant’s Deferral Account. In all situations other than Section 4.2(a), no payment triggered by a Participant’s Separation from Service may occur prior to the six month anniversary of such Separation from Service. Any payment delayed on account of the previous sentence shall be made (or commence to be made in the case of installment distributions) in the calendar quarter immediately following the calendar quarter in which such six-month anniversary occurs.

(a) Distribution due to Death. If a Participant dies while employed by the Company or serving as a Director or while receiving a distribution, all amounts in the Participant’s Deferral Accounts will be distributed in a single lump-sum payment to his Beneficiaries on or before the ninetieth day after the Participant’s death, provided, however, that the Beneficiaries will not have the right to designate the taxable year of payment.

(b) Disability. If a Participant’s Separation from Service occurs as a result of Disability, and he has an aggregate balance in all of his Deferral Accounts under the Plan of least $50,000 at the time of Separation from Service, subject to Section 4.1(b) and the six-month payment delay described in the first paragraph of this Section 4.2, the Participant’s previously selected Withdrawal Dates will remain; provided, however, if he has an aggregate balance in all of his Deferral Accounts under the Plan of less than $50,000, the Participant’s Deferral Accounts will be distributed in a single lump-sum payment on the tenth business day of the first calendar quarter commencing after the Participant’s Separation from Service, subject to the six-month payment delay described in the first paragraph of this Section 4.2.

(c) Change in Employment due to a Divestiture. If a Participant’s Separation from Service occurs in direct connection with the sale, lease, outsourcing arrangement or other type of asset transfer or transfers of any facility or any portion of a discrete organizational unit of the Company or a Subsidiary (a “Divestiture”), and he has an aggregate balance in all of his Deferral Accounts under the Plan of at least $50,000 at the time of the Divestiture, subject to Section 4.1(b) and the six-month payment delay described in the first paragraph of this Section 4.2, the Participant’s previously selected Withdrawal Dates will remain in effect for that Deferral Account; provided, however, if he has an aggregate balance in all of his Deferral Accounts under the Plan of less than $50,000, the Participant’s Deferral Account will be distributed in a single lump-sum payment on the tenth business day of the first calendar quarter commencing after the Participant’s Separation from Service, subject to the six-month payment delay described in the first paragraph of this Section 4.2.

(d) Transfer of Deferral Accounts. In the case of a Divestiture, the Administrative Committee shall have the authority to approve the transfer to a nonqualified deferred compensation plan maintained by the Company’s successor of all Deferral Accounts of each Participant who accepts employment with the successor and who is eligible to participate in the successor’s plan. In the case of a spin-off of a Subsidiary, the Administrative Committee shall have the authority to approve the transfer to a nonqualified deferred compensation plan maintained by the Subsidiary of all Deferral Accounts of each Participant who remains employed with the Subsidiary and who is eligible to participate in the Subsidiary’s plan.

(e) Distribution due to Separation from Service other than for Death, Disability or a Divestiture. If a Participant’s Separation from Service occurs other than on account of death, Disability, or a Divestiture, and he has an aggregate balance in all of his Deferral Accounts of at least $50,000 at the time of the Separation from Service, subject to Section 4.1(b) and the six-month payment delay described in the first paragraph of this Section 4.2, the Participant’s previously selected Withdrawal Dates will remain. If the Participant has an aggregate balance in all of his Deferral Accounts under the Plan of less than $50,000, the Participant’s Deferral Accounts will be distributed in a single lump-sum payment on the tenth business day of the first calendar quarter commencing after the Participant’s Separation from Service, subject to the six-month payment delay described in the first paragraph of this Section 4.2.

(f) Change in Control. If there is a Change in Control of Motorola, all Participants’ Deferral Accounts will be distributed in a single lump-sum payment within 30 days of the consummation of the transaction. In the event that a payment following a Change in Control would not be a permissible distribution event, as defined in Section 409A(a)(2) of the Code or any regulations or other guidance issued thereunder, then the payment shall be made on the date of payment originally provided for such benefit.

4.3 Hardship Distribution.

A Participant shall be permitted to elect a Hardship Distribution from his or her Deferral Account prior to the Withdrawal Date, subject to the following restrictions:

(a) The election to take a Hardship Distribution shall be made by filing a form provided by and filed with the Administrative Committee prior to the end of any calendar month.

(b) The Administrative Committee shall have made a determination that the requested distribution constitutes a Hardship Distribution.

(c) The amount determined by the Administrative Committee as a Hardship Distribution shall be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the Hardship Distribution election is made and approved by the Administrative Committee. The distribution shall be made on a pro rata basis from all of the Participant’s Deferral Accounts.

(d) If a Participant receives a Hardship Distribution, the Participant will be ineligible to participate in the Plan for the balance of the Plan Year and the following Plan Year.

4.4 Credit or Debit of Earnings or Losses.

Unless otherwise provided, a Participant’s Deferral Account will continue to be credited or debited with earnings or losses thereon pursuant to Section 3.1 until all amounts in a Deferral Account are distributed.

4.5 Inability to Locate Participant.

In the event that the Administrative Committee is unable to locate a Participant or Beneficiary within two years following a Withdrawal Date, the amount allocated to the Participant’s Deferral Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings.

5. ADMINISTRATION

5.1 Administrative Committee.

An Administrative Committee shall be appointed by, and serve at the pleasure of, the Compensation and Leadership Committee of the Board of Directors (the “Compensation Committee”). The number of members comprising the Administrative Committee shall be determined by the Compensation Committee, which may from time to time vary the number of members. The Compensation Committee may remove any member at anytime at its discretion. The Compensation Committee shall fill vacancies in the membership of the Administrative Committee.

5.2 Administrative Committee Action.

The Administrative Committee shall act at meetings by affirmative vote of a majority of the members of the Administrative Committee. The Administrative Committee may also take action by a written consent signed by a majority of members of the Administrative Committee.

5.3 Powers and Duties of the Administrative Committee.

(a) The Administrative Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(1) To select the Funds;

(2) To construe and interpret the terms and provisions of this Plan;

(3) To compute and certify to the amounts payable to Participants and their Beneficiaries;

(4) To maintain all records that may be necessary for the administration of the Plan;

(5) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(6) To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;

(7) To appoint a Plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Administrative Committee may from time to time prescribe;

(8) To take all other actions necessary for the administration of the Plan; and

(9) To delegate its powers and duties.

(b) The Administrative Committee shall have the authority to approve (i) the merger into the Plan of any nonqualified deferred compensation plan maintained by any person, firm, partnership, corporation, or other entity (a “Person”) in the event that the Company succeeds by merger, acquisition, consolidation or other transaction, to all or part of the assets or business of, or enters into a joint venture with, such Person and the employees of such Person become employees of the Company or of a Subsidiary who may otherwise become eligible for participation in the Plan, and (ii) the transfer to the Plan of all deferral accounts maintained by the Person pursuant to such plan.

5.4 Construction and Interpretation.

The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretations or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary. The Administrative Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan. To the extent the Plan is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, the Plan is intended to satisfy the requirements of Sections

409A(a)(2), (3) and (4) and Section 409A(b) of the Code, or any successor provisions, and shall be interpreted and administered to the extent possible in a manner consistent with that intent. The 2010 restatement of the Plan is intended to voluntarily correct, in accordance with Internal Revenue Service Notice 2010-6, certain provisions of the Plan to comply with Section 409A of the Code, and shall be interpreted and administered to the extent possible in a manner consist with that intent.

5.5 Information.

To enable the Administrative Committee to perform its functions, the Company shall supply full and timely information to the Administrative Committee on all matters relating to the Compensation of all Participants, their death or other events which cause termination of their participation in this Plan, and such other pertinent facts as the Administrative Committee may require.

5.6 Compensation, Expenses and Indemnity.

(a) The members of the Administrative Committee shall serve without compensation for their services hereunder.

(b) To the extent permitted by Delaware law and the Company’s amended Certificate of Incorporation, the Company shall indemnify and hold harmless the Administrative Committee and each member thereof, the Compensation Committee, the Board of Directors and any delegate of the Administrative Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company.

5.7 Account Statements.

Under procedures established by the Administrative Committee, a Participant shall receive a statement with respect to such Participant’s Deferral Accounts on a quarterly basis.

5.8 Disputes.

(a) Claim.

A person who believes that he or she is being denied a benefit to which he or she is entitled under this Plan (hereinafter referred to as “Claimant”) must file a written request for such benefit with the Administrative Committee and the Secretary of the Company, setting forth his or her claim.

(b) Claim Decision.

Upon receipt of a claim, the Company shall advise the Claimant that a reply will be forthcoming within 90 days and shall, in fact, deliver such reply within such period. The Company may, however, extend the reply period for an additional 90 days for special circumstances.

If the claim is denied in whole or in part, the Company shall inform the Claimant in writing, setting forth: (A) the specified reason or reasons for such denial; (B) the specific reference to pertinent provisions of this Plan or the rules related to the Plan on which such denial is based; (C) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or such information is necessary; (D) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (E) the time limits for requesting a review under subsection (c).

(c) Request For Review.

Within 60 days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Administrative Committee review the determination of the Company. Such request must be addressed to the Secretary of the Company, at its then principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Administrative Committee. If the Claimant does not request a review within such 60-day period, he or she shall be barred and estopped from challenging the Company’s determination.

(d) Review of Decision.

Within 60 days after the Administrative Committee’s receipt of a request for review, after considering all materials presented by the Claimant, the Administrative Committee will inform the Participant in writing, in a manner calculated to be understood by the Claimant, the decision setting forth the specific reasons for the decision containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the 60 day time period be extended, the Administrative Committee will so notify the Claimant and will render the decision as soon as possible, but no later than 120 days after receipt of the request for review. A Claimant’s compliance with the foregoing provisions of this Section 5.8 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan. Any further legal action taken by a Participant against the Plan, the Company (and its employees or directors), or the Administrative Committee must be filed in a court of law no later than 6 months after the Administrative Committee’s final decision on review of an appealed claim.

6. MISCELLANEOUS

6.1 Unsecured General Creditor.

Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company. In the event the Company, in its sole discretion, decides to invest in any of the Funds, Participants and Beneficiaries shall have no rights in or to such investments. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Company that this Plan be unfunded for purposes of the Code and for purposes of Title 1 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

6.2 Restriction Against Assignment.

The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Deferral Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Deferral Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, commute, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Administrative Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Administrative Committee shall direct.

6.3 Withholding.

There shall be deducted from each payment made under the Plan all taxes that are required to be withheld by the Company in respect to such payment or this Plan. The Company shall have the right to reduce any payment (or compensation) by the amount of cash sufficient to provide the amount of said taxes. Each participant agrees the Company shall have such rights to withhold such taxes.

6.4 Effective Date.

The original effective date of the Plan is January 1, 2001. The Plan previously was amended and restated effective as of January 1, 2005. The Plan as reflected herein is effective as of December 1, 2010.

6.5 Amendment, Modification, Suspension or Termination.

The Board, the Compensation Committee or the Administrative Committee may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Deferral Accounts. If this Plan is terminated, the amounts allocated to a Participant’s Deferral Accounts shall be distributed to the Participant or, in the event his or her death, his Beneficiary in a lump sum within 30 days following the date of termination.

6.6 Governing Law.

This Plan shall be construed, governed and administered in accordance with the laws of the State of Illinois (without regard to any state’s conflict of laws principles), except when preempted by federal law. Any legal action related to this Plan shall be brought only in a federal or state court located in Illinois.

6.7 Receipt or Release.

Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Administrative Committee, the Compensation Committee, the Board and the Company. The Administrative Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

6.8 Payments on Behalf of Persons Under Incapacity.

In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Compensation Committee or the Administrative Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Compensation Committee or the Administrative Committee may direct that such payment be made to any person found by the Compensation Committee or the Administrative Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Compensation Committee or the Administrative Committee and the Company.

6.9 Limitation of Rights and Employment Relationship

Neither the establishment of the Plan and Trust nor any modification thereof, nor the creating of any fund or account, nor the payment of any benefits shall be construed as giving to any Participant, or Beneficiary or other person any legal or equitable right against the Company or the trustee of the Trust except as provided in the Plan and Trust; and in no event shall the terms of employment of any Employee or Participant be modified or in any way be affected by the provisions of the Plan and Trust.

6.10 Headings.

Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.